Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Chris Ogle	Media Contact:	Kris Marubio
	Levi Strauss & Co.		Levi Strauss & Co.
	(800) 438-0349		(415) 501-6709
	cogle@levi.com		kmarubio@levi.com
LEVI STRAUSS & CO. ANNOUNCES SECOND-QUARTER 2011 FINANCIAL RESULTS
Net Revenues and Net Income Improve
SAN FRANCISCO (July 12, 2011) — Levi Strauss & Co. (LS&Co.) today announced financial results for the second quarter ended May 29, 2011, and filed its second-quarter 2011 results on Form 10-Q with the Securities and Exchange Commission.
Highlights include:

	Three Months Ended
($ millions)	May 29, 2011	May 30, 2010
Net revenues	$1,093	$977
Net income (loss)	$21	$(14)
Second-quarter net revenues increased 12 percent on a reported basis, reflecting sales growth in each region. Increased net revenues were driven by the Levi’s® brand through the expansion and performance of the company’s retail network. Excluding the effect of currency, net revenues improved 8 percent.
Net income improved to $21 million as compared to a $14 million loss in the second quarter of last year. In the second quarter of 2010, the company recorded two significant discrete tax charges and an early debt extinguishment loss associated with refinancing.
“I am pleased to report that revenues and net income improved for the second quarter,” said John Anderson, president and chief executive officer of Levi Strauss & Co. “Our top-line improvement demonstrates that our global strategies are working. Around the world, the Levi’s® brand is performing well as consumers are responding to our craftsmanship and compelling products.”
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LS&Co. Q2 2011 Results/Add One
July 12, 2011
Anderson added, “As I retire and turn the reins over to a new CEO on September 1, I am proud of the good momentum we’ve established in the marketplace. The company has creative, experienced leaders in place and exciting initiatives ahead, including the first Levi’s® brand global marketing campaign this fall, innovative designs, and the expansion of our new brand, Denizen™.”
Second-Quarter 2011 Highlights
•	Gross profit in the second quarter increased to $541 million compared with $499 million for the same period in 2010, reflecting the company’s higher net revenues. Gross margin for the second quarter remained in the company’s expected range, but decreased to 49 percent of revenues compared with 51 percent of revenues in the same quarter of 2010. The gross margin decline reflects the impact of higher-priced cotton and an increase in discounted sales to manage inventory. Gross margin continued to benefit from an increased contribution from company-operated retail stores.

•	Selling, general and administrative (SG&A) expenses for the second quarter increased to $476 million from $430 million in the same period of 2010. Higher SG&A was primarily due to additional selling expenses related to the expansion of the company-operated retail network.

•	Operating income for the second quarter declined to $65 million compared with $69 million for the same period of 2010, as the increase in revenue were offset primarily by a lower gross margin and the company’s continued investment in its retail expansion.
Regional Overview
Regional net revenues for the quarter were as follows:

			% Increase (Decrease)
Net Revenues ($ millions)	May 29, 2011	May 30, 2010	As Reported	Constant Currency
Americas	$599	$558	7%	7%
Europe	$281	$240	17%	9%
Asia Pacific	$213	$178	19%	12%
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LS&Co. Q2 2011 Results/Add Two
July 12, 2011
•	Higher net revenues in the Americas were due to the Levi’s® brand, which had higher sales in both the company’s operated retail stores and wholesale channel, including the success of the Levi’s® Curve ID collection for women. The higher net revenues also reflected the price increases that the company has implemented. The improved Levi’s® brand performance was partially offset by declines from the Dockers® brand in the United States.

•	Net revenues in Europe increased due to the expansion of the company-operated retail network and higher sales in the wholesale channel. The sales growth reflected the success of the Levi’s® Curve ID collection for women.

•	Revenue growth in Asia Pacific, primarily driven by the Levi’s® brand, continued expansion of the company’s brand-dedicated retail network in China and India as well as other emerging markets, more than offset the decline of net revenue in Japan.
Cash Flow and Balance Sheet
As of May 29, 2011, cash and cash equivalents were $258 million, and $295 million was available under its revolving credit facility. Cash provided by operating activities in the first half of 2011 was $85 million, compared with $146 million for the same period in 2010, reflecting the company’s inventory build, due to the higher cost of cotton and expectations for business growth, and a higher contribution to its pension plan. Net debt remained at $1.6 billion.
“During the quarter, we delivered higher revenues across our business regions and continued to execute our global strategies for long-term growth,” said Blake Jorgensen, chief financial officer. “While we’ve made solid progress this year, like the rest of our industry we remain cautious about the back-half of the year as the impact of higher costs in the supply chain and consumer response to increased prices is uncertain.”
Investor Conference Call
The company’s second-quarter 2011 investor conference call will be available through a live audio Webcast at www.levistrauss.com/Financials/EarningsWebcasts.aspx today, July 12, 2011, at 1 p.m. PDT/4 p.m. EDT. Participants may dial-into the call in listen-only mode as well at 800-891-4735 or 973-200-3066 internationally. A replay is available on the website the same day and will be archived for one month. A telephone replay also is available through July 18, 2011 at 800-642-1687in the United States and Canada, or 706-645-9291 internationally; I.D. No. 78749254.
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LS&Co. Q2 2011 Results/Add Three
July 12, 2011
Forward Looking Statement
This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2010, especially in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
About Levi Strauss & Co.
Levi Strauss & Co. is one of the world’s largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi’s®, Dockers®, Signature by Levi Strauss & Co.™, and Denizen™ brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and franchised and company-owned stores. As of May 29, 2011, the company operated 498 stores within 31 countries. Levi Strauss & Co.’s reported fiscal 2010 net revenues were $4.4 billion. For more information, go to http://levistrauss.com.
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LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	May 29,	November 28,
	2011	2010
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$258,491	$269,726
Restricted cash	3,737	4,028
Trade receivables, net of allowance for doubtful accounts of $23,401 and $24,617	428,521	553,385
Inventories:
Raw materials	7,358	6,770
Work-in-process	12,231	9,405
Finished goods	618,529	563,728

Total inventories	638,118	579,903
Deferred tax assets, net	141,426	137,892
Other current assets	143,595	106,198

Total current assets	1,613,888	1,651,132
Property, plant and equipment, net of accumulated depreciation of $722,138 and $683,258	509,757	488,603
Goodwill	243,306	241,472
Other intangible assets, net	78,998	84,652
Non-current deferred tax assets, net	552,727	559,053
Other assets	117,203	110,337

Total assets	$3,115,879	$3,135,249

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Short-term borrowings	$51,610	$46,418
Current maturities of long-term debt	—	—
Current maturities of capital leases	1,871	1,777
Accounts payable	233,716	212,935
Other accrued liabilities	229,110	275,443
Accrued salaries, wages and employee benefits	181,740	196,152
Accrued interest payable	9,571	9,685
Accrued income taxes	15,024	17,115

Total current liabilities	722,642	759,525
Long-term debt	1,843,585	1,816,728
Long-term capital leases	2,995	3,578
Postretirement medical benefits	141,253	147,065
Pension liability	332,475	400,584
Long-term employee related benefits	97,957	102,764
Long-term income tax liabilities	47,752	50,552
Other long-term liabilities	54,278	54,281

Total liabilities	3,242,937	3,335,077

Commitments and contingencies
Temporary equity	8,371	8,973

Stockholders’ Deficit:
Levi Strauss & Co. stockholders’ deficit
Common stock—$.01 par value; 270,000,000 shares authorized; 37,324,857 shares and 37,322,358 shares issued and outstanding	373	373
Additional paid-in capital	22,856	18,840
Retained Earnings	74,723	33,346
Accumulated other comprehensive loss	(242,513)	(272,168)

Total Levi Strauss & Co. stockholders’ deficit	(144,561)	(219,609)
Noncontrolling interest	9,132	10,808

Total stockholders’ deficit	(135,429)	(208,801)

Total liabilities, temporary equity and stockholders’ deficit	$3,115,879	$3,135,249

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	May 29,	May 30,	May 29,	May 30,
	2011	2010	2011	2010
		(Dollars in thousands)
		(Unaudited)
Net sales	$1,074,400	$957,959	$2,174,285	$1,973,966
Licensing revenue	18,522	18,570	39,330	37,769

Net revenues	1,092,922	976,529	2,213,615	2,011,735
Cost of goods sold	552,226	477,108	1,114,952	979,386

Gross profit	540,696	499,421	1,098,663	1,032,349
Selling, general and administrative expenses	475,720	430,199	934,813	855,876

Operating income	64,976	69,222	163,850	176,473
Interest expense	(33,515)	(34,440)	(68,381)	(68,613)
Loss on early extinguishment of debt	—	(16,587)	—	(16,587)
Other income (expense), net	(1,006)	6,694	(6,965)	19,157

Income before income taxes	30,455	24,889	88,504	110,430
Income tax expense	9,944	43,279	28,825	72,951

Net income (loss)	20,511	(18,390)	59,679	37,479
Net loss attributable to noncontrolling interest	460	4,009	1,967	4,494

Net income (loss) attributable to Levi Strauss & Co.	$20,971	$(14,381)	$61,646	$41,973

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	May 29,	May 30,
	2011	2010
	(Dollars in thousands)
	(Unaudited)
Cash Flows from Operating Activities:
Net income	$59,679	$37,479
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	57,495	51,650
Asset impairments	2,382	1,166
(Gain) loss on disposal of property, plant and equipment	(76)	51
Unrealized foreign exchange losses (gains)	9,300	(19,376)
Realized loss on settlement of forward foreign exchange contracts not designated for hedge accounting	4,863	5,340
Employee benefit plans’ amortization from accumulated other comprehensive loss	(503)	1,732
Employee benefit plans’ curtailment loss, net	3,055	100
Noncash gain on extinguishment of debt, net of write-off of unamortized debt issuance costs	—	(13,647)
Amortization of deferred debt issuance costs	2,138	2,284
Stock-based compensation	3,414	2,875
Allowance for doubtful accounts	1,354	3,564
Change in operating assets and liabilities:
Trade receivables	134,540	129,489
Inventories	(42,491)	(47,382)
Other current assets	(38,850)	(11,301)
Other non-current assets	1,603	(16,851)
Accounts payable and other accrued liabilities	(38,238)	(30,251)
Income tax liabilities	(4,386)	56,525
Accrued salaries, wages and employee benefits and long-term employee related benefits	(69,003)	(25,379)
Other long-term liabilities	(1,018)	18,510
Other, net	171	(159)

Net cash provided by operating activities	85,429	146,419

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(75,713)	(78,187)
Proceeds from sale of property, plant and equipment	135	1,323
Payments on settlement of forward foreign exchange contracts not designated for hedge accounting	(4,863)	(5,340)
Acquisitions, net of cash acquired	—	(12,242)
Other	(500)	(114)

Net cash used for investing activities	(80,941)	(94,560)

Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	—	909,390
Repayments of long-term debt and capital leases	(953)	(865,076)
Short-term borrowings, net	527	21,798
Debt issuance costs	—	(16,931)
Restricted cash	571	(257)
Repurchase of common stock	(245)	—
Dividends to stockholders	(20,023)	(20,013)

Net cash (used for) provided by financing activities	(20,123)	28,911

Effect of exchange rate changes on cash and cash equivalents	4,400	1,493

Net (decrease) increase in cash and cash equivalents	(11,235)	82,263
Beginning cash and cash equivalents	269,726	270,804

Ending cash and cash equivalents	$258,491	$353,067

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$64,651	$82,453
Income taxes	30,467	26,317
The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.